News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Mike Bazinet
Vice President, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone: 203-222-6113
Email: thomas.gelston@terex.com	Email: michael.bazinet@terex.com

TEREX ANNOUNCES SECOND QUARTER 2010 RESULTS

WESTPORT, CT, July 21, 2010 -- Terex Corporation (NYSE: TEX) today announced a net loss from continuing operations for the second quarter of 2010 of $13.1 million, or $0.12 per share, compared to a net loss from continuing operations of $99.6 million, or $1.00 per share, for the second quarter of 2009.  Contributing to the second quarter 2010 net loss from continuing operations were (i) pre-tax charges of approximately $11 million associated with restructuring programs and manufacturing realignment in certain businesses and (ii) a pre-tax provision of approximately $7 million for expected historical foreign duty and related obligations for certain products.  Additionally, the Company recognized in Other Income a pre-tax benefit of approximately $12 million associated with marking to market derivative instruments intended to partially mitigate risks associated with 5.8 million shares of the common stock of Bucyrus International, Inc. acquired in connection with the Mining divestiture.

Net sales for continuing operations were $1,079.9 million in the second quarter of 2010, an increase of 14.0% from $947.3 million in the second quarter of 2009.  Excluding the impact of acquisitions, net sales increased approximately 6% from the comparable prior year period.

All results are for continuing operations, unless stated otherwise.  Discontinued operations include the Mining, Atlas, Powertrain and Load King businesses.  All per share amounts are on a fully diluted basis.

“We have just completed a challenging first half of 2010, but many of our businesses have seen their recent results show improvement off of trough levels experienced during 2009,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer.  “We are cautious, but positive, about our prospects for continued improvement.  Backlog in three of our four segments indicate slightly improved near-term prospects.  Our factories have returned to more regular work schedules and production output.  These improving business conditions are the basis for our cautious optimism about the balance of 2010 and lay the foundation for what we feel will be a positive business environment in 2011 for most of our product categories.”

Tom Riordan, Terex President and Chief Operating Officer, commented, “Overall, order activity in most of our product categories increased during the second quarter of 2010 compared with the previous quarter and previous year period.  However, as expected, our Cranes segment continued to experience a net sales and backlog decline versus the prior year period.  We expect this trend to continue, but moderate during the balance of 2010.  A bright spot within the Cranes segment was the improvement in the Terex Port Equipment business.  Order inquiries for this business have increased substantially compared to last year and we are seeing the positive impact of restructuring programs take effect.”

Mr. Riordan continued, “The balance of our businesses posted mixed operating results for the second quarter, although with substantial year-over-year improvements.  Performance in the Materials Processing (MP) segment has improved, posting a profit in the second quarter.  Our Aerial Work Platforms (AWP) results continued to reflect soft, but improving, demand from the rental channel.  Increased production schedules and a fuller factory workload bolstered operating performance in the period to approach break-even, despite revenue approximately 69% below prior peak levels.  Construction segment operating losses were sharply reduced, mainly reflecting benefits from cost savings initiatives implemented throughout 2009, increasing demand for compact construction equipment and improved operating performances of our material handler and off-highway truck businesses.  For the remainder of the year, we continue to expect non-residential end-market softness in North America and Europe and strength in developing markets.  We believe the opportunity for growth exists and our product development, financial services and sales teams are pursuing initiatives intended to increase our market share.”

Mr. DeFeo added, “Operationally, we view our results as being consistent with previous guidance.  We continue to expect break-even operating profit for the full year 2010 before interest and taxes, and a loss of approximately $1.00 per share, both excluding restructuring and unusual items.  Due to the divestiture of the Atlas business and the negative effect of currency exchange rate changes, we now expect full year 2010 sales to be in the range of $4.5 to $4.6 billion.  While clearly a challenge, our objective remains to return to EPS profitability in the fourth quarter of 2010.  Longer term, we continue to view 2011 as a profitable growth year.  Assuming a return to a more normalized economic environment, based on the historical performances of our businesses, we believe doubling our revenue, with net income of approximately $6 per share, is achievable by 2013.”

Highlights for the Second Quarter of 2010

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales:  Net sales were $1,079.9 million in the second quarter of 2010, an increase of $132.6 million, or 14.0%, from $947.3 million in the second quarter of 2009.  Excluding approximately $80 million of net sales from acquisitions, net sales increased approximately 6%.  Each of the Company’s segments, with the exception of Cranes, experienced improvement in net sales compared to the second quarter of 2009 as a result of slightly improved economic conditions, the replacement of dealer rental equipment and the Company’s internal initiatives to improve sales performance.

(Loss)/Income from Operations:  Loss from operations was $10.4 million in the second quarter of 2010, including (i) charges of approximately $11 million associated with restructuring programs and manufacturing realignment in certain businesses and (ii) a pre-tax provision of approximately $7 million for expected historical foreign duty and related obligations for certain products.  This compares to a loss from operations of $115.1 million in the second quarter of 2009, which included restructuring charges of approximately $24 million.  Higher capacity utilization and the effect of prior manufacturing cost reduction efforts contributed approximately $58 million to the improved year over year operating performance.  Lower restructuring charges, when compared with the second quarter of 2009, favorably impacted results by approximately $17 million.  Other favorable variances in the quarter included a reduction in selling, general & administrative (SG&A) expenses by approximately $10 million and lower inventory charges of approximately $11 million.  Certain other cost of sales reduced the year over year improvements by approximately $10 million.

Interest and Other Income/Expense:  Higher debt levels resulting from the Company’s capital markets activity executed in June 2009 combined with acquisition-related debt in July 2009 increased interest expense for the second quarter of 2010 by approximately $10 million compared to the prior year period.  Offsetting the increased interest expense for the second quarter of 2010 was a benefit of approximately $12 million associated with marking to market derivative instruments intended to partially mitigate risks associated with 5.8 million shares of the common stock of Bucyrus International, Inc. acquired in connection with the Mining divestiture, as well as the non-recurrence of a debt extinguishment charge taken in the second quarter of 2009 of approximately $3 million.  Interest income increased by approximately $1 million compared to the prior year period, reflecting the Company’s larger cash balance.

Taxes:  The effective tax rate for the second quarter of 2010 was approximately 67%, compared to an effective tax rate of approximately 28% for the second quarter of 2009.  The higher tax benefit recorded on the loss before tax was largely due to a reduction in the provision for uncertain tax positions and the jurisdictional mix of income and loss, partially offset by changes in the expectations for the realization of deferred taxes.

Capital Structure:  The Company’s liquidity at June 30, 2010 totaled $2,023.4 million, which was comprised of cash balances of $1,513.6 million and borrowing availability under the Company’s revolving credit facility of $509.8 million.  Liquidity at June 30, 2010 decreased by $272.4 million as compared to March 31, 2010 levels of $2,295.8 million, primarily reflecting the translation effect of foreign currency exchange rate changes on cash balances, principally between the Euro and the U.S. Dollar, as well as investment in working capital, capital expenditures, and customer financing receivables.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “We continue to have significant liquidity and are redeploying our cash to accelerate our sales growth through a variety of financing initiatives.  We are investing in developing markets and we remain on schedule to open two new facilities serving these markets over the next six to twelve months.  This is a critical step in our goal to put production in markets that are growing, and are expected to continue to grow, their non-residential construction spending substantially.  Developing markets now make up approximately one third of Terex overall sales.”

Mr. Widman added, “In the second quarter, we invested approximately $28 million in financing receivables as part of our initiatives to provide solutions to our customers and help accelerate the growth of our businesses.  We have indicated that acquisitions could be a likely use of cash; however, it remains difficult to predict the timing of potential transactions.  Absent actionable near term acquisitions, we expect to repay some debt this year, while maintaining sufficient flexibility to capitalize on market opportunities.”

Working Capital:  Working Capital as a percent of Trailing Three Month Annualized Net Sales was 32.4% at June 30, 2010, as compared to 36.4% at March 31, 2010, mainly influenced by higher net sales in the second quarter of 2010, offset slightly by an increase in accounts receivable reflecting improved order activity.

Backlog:  Backlog for orders deliverable during the next twelve months was approximately $1,090 million at June 30, 2010, a decrease of approximately 18% and 10% from June 30, 2009 and March 31, 2010, respectively.  Excluding the translation effect of foreign currency exchange rate changes, backlog decreased approximately 12% and 5% from June 30, 2009 and March 31, 2010, respectively.  Consistent with recent quarters, the majority of backlog is comprised of orders in the Cranes segment.  The Construction and MP segments experienced modest growth in backlog as compared to levels at March 31, 2010, continuing the growth trend in these businesses over the past couple of quarters.  Backlog in the AWP segment was down slightly in the quarter from the March 31, 2010 levels, and Cranes segment backlog declined approximately 18% as compared to levels at March 31, 2010, although approximately 7% of the decline was due to the translation effect of foreign currency exchange rate changes as opposed to demand and order decline.

Second Quarter Segment Performance Review

Aerial Work Platforms:  Net sales for the AWP segment for the second quarter of 2010 increased $24.3 million, or 11.7%, to $232.4 million versus the second quarter of 2009.  Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 9%.  While rental customers in the North American and European markets continued to age their aerial fleets and generally deferred the purchase of new products, selective buying patterns have begun to emerge.  Additionally, it appears that the de-fleeting of inventory at rental locations has slowed.  Developing markets remain a strong growth component for the AWP segment as demand for large booms, light towers and telehandlers continues to steadily improve in markets like South America and South East Asia.

An operating loss of $2.3 million was incurred during the second quarter of 2010, as compared to an operating loss of $32.4 million incurred during the second quarter of 2009.  The favorable impact of increased production activities and prior manufacturing cost reduction actions improved results by approximately $36 million.  Cost control efforts lowered SG&A spending by approximately $6 million as compared to the second quarter of 2009.  Net foreign currency losses negatively impacted results by approximately $7 million compared to the prior year period.  A provision of approximately $7 million for expected historical foreign duty and related obligations for certain products negatively impacted results for the second quarter of 2010.

Construction:  Net sales for the Construction segment for the second quarter of 2010 increased $87.2 million, or 45.5%, to $279.0 million versus the second quarter of 2009.  This change in net sales was driven by a broad-based recovery from trough levels in 2009 in almost every product category and across most regions.  A significant increase in sales of material handlers continued globally and the off-highway truck business experienced an increase in order and quotation activities, aided by strong demand from Latin American markets.  Compact construction equipment continued to experience good order demand, including increased demand for the compact track loader product in North America and undercarriage components supplied to another major manufacturer.  The Roadbuilding business grew approximately 46% in the quarter versus the prior year period, driven by improvements in both the North American and Latin American markets.  The concrete mixing truck product line remained challenged, with sales still running approximately 80% below the most recent peak levels.

An operating loss of $16.8 million was incurred during the second quarter of 2010 as compared to an operating loss of $73.4 million during the second quarter of 2009.  The current period charges for restructuring and manufacturing facility realignment were approximately $6 million, a $13 million decrease from the prior year period. Capacity utilization improved operating results versus the prior year period by approximately $11 million.  The favorable impact of increased sales activities, lower material costs and prior cost reduction actions improved operating results by approximately $22 million.  Additionally, SG&A costs in the second quarter of 2010 were approximately $8 million lower than in the same period in 2009.

Cranes:  Net sales for the Cranes segment for the second quarter of 2010 decreased $23.8 million, or 5.0%, to $449.1 million versus the second quarter of 2009.  Excluding the translation effect of foreign currency exchange rate changes of approximately $5 million and acquisition related net sales during the second quarter of 2010 of approximately $80 million, net sales decreased approximately 21% versus the prior year period.  Lower capacity crane demand, including the lower end of the all-terrain product category, continued to weaken in the second quarter of 2010 compared to the prior year period, as commercial construction demand remained soft.  Customers continued to purchase high capacity crawler cranes during the second quarter of 2010, driven by global infrastructure and power projects.  Tower crane and rough terrain crane demand remained stable, albeit at low levels.

Operating profit during the second quarter of 2010 was $17.0 million, a decrease of $8.0 million when compared with an operating profit of $25.0 million during the second quarter of 2009.  Operating margin decreased to 3.8%, as compared to 5.3% in the second quarter of 2009.  Lower net sales, partially offset by the mix of larger cranes in the production schedule and the impact of reduced materials cost, negatively impacted profitability by approximately $13 million.  Enhanced factory utilization improved operating results by approximately $8 million when compared with the second quarter of 2009.  Restructuring charges of approximately $2 million related to the Port Equipment business were taken in the quarter.

Materials Processing:  Net sales for the MP segment for the second quarter of 2010 increased $45.1 million, or 49.9%, to $135.5 million versus the second quarter of 2009.  Demand for materials processing equipment has increased as dealers have generally stopped downsizing their inventory and are now ordering in concert with end market demand.  Additionally, markets such as Australia and South America are showing favorable signs of growth driven by both mining and infrastructure applications.

Operating profit during the second quarter of 2010 was $9.2 million, an increase of $21.3 million as compared to an operating loss of $12.1 million incurred during the second quarter of 2009.  The increase in net sales, combined with the impact of lower material costs and pricing actions positively impacted profitability by approximately $19 million when compared with the prior year period.  Other favorable variances in the quarter included improved factory absorption of approximately $3 million compared with the prior year period.

Corporate and Other / Eliminations:  The loss from operations of $17.5 million decreased $4.7 million compared to the prior year period, reflecting previous cost reduction actions and the $8 million accrual related to the SEC settlement taken in the second quarter of 2009.  However, this was partially offset by the impact of unallocated corporate expenses, substantially related to the divestitures completed during 2010.

Segment Backlog:  AWP segment backlog increased approximately 38% as compared to June 30, 2009, and decreased approximately 6% as compared to March 31, 2010.  Demand generally remained in line with the first three months of 2010 as customers have continued to wait to order equipment until needed in the rental channel, the primary customer for AWP products.

Construction segment backlog increased approximately 19% as compared to June 30, 2009, and increased approximately 7% as compared to March 31, 2010.  Order intake remained stable, although at a low level, and customers continued the trend of ordering only when needed rather than planning orders in advance.  The off-highway truck business backlog, although still approximately 63% below year ago levels, posted an increase of approximately 52% in the quarter off its low base at the end of the first quarter of 2010.

Cranes segment backlog decreased approximately 37% as compared to June 30, 2009, and decreased approximately 18% as compared to March 31, 2010, with the latter decrease being approximately 12% after adjusting for the translation effect of foreign currency exchange rate changes.  Excluding the impact of acquisitions, backlog decreased approximately 51% as compared to June 30, 2009 levels.  The majority of backlog is composed of high capacity crawler cranes and high capacity all-terrain cranes, as well as port equipment.  Demand for smaller capacity cranes remains soft, and smaller all-terrain cranes continued to experience weakening demand, while demand for larger crawler cranes remained positive.  Other smaller product lines, such as the Australian pick-and-carry crane and the Chinese truck crane businesses, have shown improved demand in 2010 when compared with the prior year.

MP segment backlog increased approximately 191% versus June 30, 2009, and increased approximately 24% as compared to March 31, 2010.  Materials processing demand has started to improve, and is expected to continue into the third quarter of 2010.  Materials processing equipment is distributed through an independent dealer network that sells and services the equipment and also offers rental options.  Continued replacement of dealer rental equipment is helping to drive current demand, as is increased demand from the quickly developing market place in India.

The Glossary contains further details regarding backlog.

Forward Looking Statement

This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation.  In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements.  However, the absence of these words does not mean that the statement is not forward-looking.  The Company has based these forward-looking statements on current expectations and projections about future events.  These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; the impact of the sale of our Mining business, including our use of the proceeds of this transaction; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending and our ability to act as a government contractor; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation, product liability claims, class action lawsuits and other potential liabilities, including the resolution of the closing date net asset value dispute with Bucyrus International, Inc.; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$1,079.9	$947.3	$2,015.8	$1,913.1
Cost of goods sold	(925.0)	(881.5)	(1,762.4)	(1,780.2)
Gross profit	154.9	65.8	253.4	132.9
Selling, general and administrative expenses	(165.3)	(180.9)	(330.3)	(359.0)
Loss from operations	(10.4)	(115.1)	(76.9)	(226.1)
Other income (expense)
Interest income	2.0	0.8	3.1	1.9
Interest expense	(35.4)	(25.2)	(71.3)	(48.6)
Loss on early extinguishment of debt	—	(3.3)	—	(3.3)
Other income (expense) – net	8.5	4.2	(4.4)	1.0
Loss before income taxes	(35.3)	(138.6)	(149.5)	(275.1)
Benefit from (provision for) income taxes	23.6	39.4	60.5	77.8
Loss from continuing operations	(11.7)	(99.2)	(89.0)	(197.3)
(Loss) income from discontinued operations – net of tax	(2.2)	22.0	(3.7)	45.6
(Loss) gain on disposition of discontinued operations – net of tax	(25.0)	—	595.4	—
Net (loss) income	(38.9)	(77.2)	502.7	(151.7)
Net income attributable to noncontrolling interest	(1.4)	(0.4)	(3.1)	(0.8)
Net (loss) income attributable to Terex Corporation	$(40.3)	$(77.6)	$499.6	$(152.5)
Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	(13.1)	(99.6)	(92.1)	(198.1)
(Loss) income from discontinued operations – net of tax	(2.2)	22.0	(3.7)	45.6
(Loss) gain on disposition of discontinued operations – net of tax	(25.0)	—	595.4	—
Net (loss) income attributable to Terex Corporation	$(40.3)	$(77.6)	$499.6	$(152.5)
Basic (Loss) Earnings Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(0.12)	$(1.00)	$(0.85)	$(2.04)
(Loss) income from discontinued operations – net of tax	(0.02)	0.22	(0.03)	0.47
(Loss) gain on disposition of discontinued operations – net of tax	(0.23)	—	5.48	—
Net (loss) income attributable to Terex Corporation	$(0.37)	$(0.78)	$4.60	$(1.57)
Diluted (Loss) Earnings Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(0.12)	$(1.00)	$(0.85)	$(2.04)
(Loss) income from discontinued operations – net of tax	(0.02)	0.22	(0.03)	0.47
(Loss) gain on disposition of discontinued operations – net of tax	(0.23)	—	5.48	—
Net (loss) income attributable to Terex Corporation	$(0.37)	$(0.78)	$4.60	$(1.57)
Weighted average number of shares outstanding in per share calculation
Basic	108.7	99.1	108.5	97.0
Diluted	108.7	99.1	108.5	97.0

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)
	June 30, 2010	Dec 31, 2009
Assets
Current assets
Cash and cash equivalents	$1,513.6	$929.5
Investments in marketable securities	276.3	0.6
Trade receivables (net of allowance of $47.6 and $60.1 at June 30, 2010 and December 31, 2009, respectively)	669.4	593.8
Inventories	1,336.2	1,343.9
Deferred taxes	126.3	120.5
Other current assets	146.0	203.0
Current assets – discontinued operations	0.7	723.3
Total current assets	4,068.5	3,914.6

Non-current assets
Property, plant and equipment - net	541.1	605.0
Goodwill	469.9	511.1
Deferred taxes	135.8	145.8
Other assets	356.7	322.8
Long-term assets – discontinued operations	1.3	214.5
Total assets	$5,573.3	$5,713.8

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$59.7	$73.7
Trade accounts payable	604.7	525.1
Accrued compensation and benefits	119.4	130.7
Accrued warranties and product liability	88.7	108.2
Customer advances	116.7	131.8
Other current liabilities	396.9	326.8
Current liabilities – discontinued operations	2.3	258.4
Total current liabilities	1,388.4	1,554.7
Non-current liabilities
Long-term debt, less current portion	1,901.1	1,892.7
Retirement plans and other	382.7	448.2
Non-current liabilities – discontinued operations	0.1	143.8
Total liabilities	3,672.3	4,039.4
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 120.9 and 120.4 shares at June 30, 2010 and December 31, 2009	1.2	1.2
Additional paid-in capital	1,251.9	1,253.5
Retained earnings	1,457.8	958.2
Accumulated other comprehensive (loss) income	(230.8)	36.0
Less cost of shares of common stock in treasury – 13.1 shares at June 30, 2010 and December 31, 2009	(599.0)	(598.7)
Total Terex Corporation stockholders’ equity	1,881.1	1,650.2
Noncontrolling interest	19.9	24.2
Total equity	1,901.0	1,674.4
Total liabilities and stockholders’ equity	$5,573.3	$5,713.8

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Six Months Ended June 30,
	2010	2009
Operating Activities of Continuing Operations
Net income (loss)	$502.7	$(151.7)
Adjustments to reconcile net income (loss) to cash used in operating activities of continuing operations:
Loss (income) from discontinued operations	3.7	(45.6)
Gain on disposition of discontinued operations	(595.4)	—
Depreciation	37.2	30.3
Amortization	12.2	9.9
Deferred taxes	(55.1)	(73.9)
Accretion of debt	5.7	0.5
Stock-based compensation expense	18.6	19.1
Asset impairment	7.9	—
Other, net	(2.0)	2.8
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(125.2)	321.7
Inventories	(97.9)	236.7
Trade accounts payable	122.1	(379.5)
Accrued compensation and benefits	(6.7)	(22.7)
Income taxes payable	(5.9)	(45.5)
Accrued warranties and product liability	(10.6)	(16.5)
Customer advances	(3.1)	16.1
Other, net	(69.7)	54.6
Net cash used in operating activities of continuing operations	(261.5)	(43.7)
Investing Activities
Capital expenditures	(20.8)	(31.1)
Proceeds from disposition of discontinued operations	1,002.0	—
Proceeds from sale of assets	6.1	1.2
Net cash provided by (used in) investing activities of continuing operations	987.3	(29.9)
Financing Activities
Proceeds from issuance of long-term debt	—	465.4
Principal repayments of long-term debt	(1.3)	(58.4)
Proceeds from issuance of common stock - net	—	156.3
Net (repayments) borrowings under revolving line of credit agreements	(13.5)	(30.6)
Payment of debt issuance costs	(7.1)	(16.6)
Acquisition of noncontrolling interest	(12.9)	(1.7)
Distributions to noncontrolling interest	(3.2)	—
Other, net	—	(0.6)
Net cash (used in) provided by financing activities of continuing operations	(38.0)	513.8
Cash Flows From Discontinued Operations
Net cash (used in) provided by operating activities of discontinued operations	(53.2)	7.4
Net cash provided by (used in) investing activities of discontinued operations	0.1	(3.8)
Net cash used in financing activities of discontinued operations	(0.1)	(0.2)
Net cash (used in) provided by discontinued operations	(53.2)	3.4
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(92.2)	10.5
Net Increase in Cash and Cash Equivalents	542.4	454.1
Cash and Cash Equivalents at Beginning of Period	971.2	484.4
Cash and Cash Equivalents at End of Period	$1,513.6	$938.5

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Second Quarter				Year-to-Date
	2010		2009		2010		2009
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,079.9		$947.3		$2,015.8		$1,913.1
Gross profit	$154.9	14.3%	$65.8	6.9%	$253.4	12.6%	$132.9	6.9%
SG&A	165.3	15.3%	180.9	19.1%	330.3	16.4%	359.0	18.8%
Loss from operations	$(10.4)	(1.0%)	$(115.1)	(12.2%)	$(76.9)	(3.8%)	$(226.1)	(11.8%)

AWP
Net sales	$232.4		$208.1		$448.1		$434.4
Gross profit	$33.0	14.2%	$9.9	4.8%	$45.5	10.2%	$15.9	3.7%
SG&A	35.3	15.2%	42.3	20.3%	68.1	15.2%	87.8	20.2%
Loss from operations	$(2.3)	(1.0%)	$(32.4)	(15.6%)	$(22.6)	(5.0%)	$(71.9)	(16.6%)

Construction
Net sales	$279.0		$191.8		$483.5		$427.3
Gross profit	$18.9	6.8%	$(20.7)	(10.8%)	$33.0	6.8%	$(37.1)	(8.7%)
SG&A	35.7	12.8%	52.7	27.5%	72.6	15.0%	104.4	24.4%
Loss from operations	$(16.8)	(6.0%)	$(73.4)	(38.3%)	$(39.6)	(8.2%)	$(141.5)	(33.1%)

Cranes
Net sales	$449.1		$472.9		$862.8		$915.9
Gross profit	$79.1	17.6%	$71.3	15.1%	$135.1	15.7%	$151.5	16.5%
SG&A	62.1	13.8%	46.3	9.8%	121.2	14.0%	96.9	10.6%
Income from operations	$17.0	3.8%	$25.0	5.3%	$13.9	1.6%	$54.6	6.0%

MP
Net sales	$135.5		$90.4		$243.7		$173.1
Gross profit	$24.2	17.9%	$4.6	5.1%	$40.1	16.5%	$1.8	1.0%
SG&A	15.0	11.1%	16.7	18.5%	31.2	12.8%	31.9	18.4%
Income (loss) from operations	$9.2	6.8%	$(12.1)	(13.4%)	$8.9	3.7%	$(30.1)	(17.4%)

Corporate/Eliminations
Net sales	$(16.1)		$(15.9)		$(22.3)		$(37.6)
Gross profit	$(0.3)	1.9%	$0.7	(4.4%)	$(0.3)	1.3%	$0.8	(2.1%)
SG&A	17.2	(106.8%)	22.9	(144.0%)	37.2	(166.8%)	38.0	(101.1%)
Loss from operations	$(17.5)	108.7%	$(22.2)	139.6%	$(37.5)	168.2%	$(37.2)	98.9%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended June 30, 2010, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year.  The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.  The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2010	June 30, 2009	% change	Mar 31, 2010	% change

Consolidated Backlog	$1,089.7	$1,330.9	(18.1%)	$1,209.8	(9.9%)

AWP	$188.7	$136.7	38.0%	$200.0	(5.7%)

Construction	$118.3	$99.4	19.0%	$110.2	7.4%

Cranes	$660.9	$1,052.9	(37.2%)	$801.4	(17.5%)

MP	$121.8	$41.9	190.7%	$98.2	24.0%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	June 30, 2010	Mar 31, 2010
Trade Accounts Payable	$604.7	$569.1
Cost of goods sold for the three months ended	925.0	837.4
	x 4	x 4
Annualized cost of goods sold	$3,700.0	$3,349.6

Quotient	0.1634	0.1699
	X 365 days	X 365 days
Days Payable Outstanding	60 days	62 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	June 30, 2010	Mar 31, 2010
Trade Accounts Receivable	$669.4	$608.9
Net sales for the three months ended	1,079.9	935.9
	x 4	x 4
Annualized net sales	$4,319.6	$3,743.6

Quotient	0.1550	0.1627
	x 365 days	x 365 days
Days Sales Outstanding	57 days	59 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.  It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,901.1
Notes payable and current portion of long-term debt	59.7
Debt	$1,960.8

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization.  The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA.  Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA.  Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Loss from operations	$(10.4)	$(115.1)	$(76.9)	$(226.1)
Depreciation	16.8	13.7	37.2	30.3
Amortization	5.4	5.1	12.2	9.9
Bank fee amortization not included in Loss from operations	(1.7)	(1.2)	(3.3)	(2.1)
EBITDA	$10.1	$(97.5)	$(30.8)	$(188.0)

Inventory Turns and Days:  Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance.  Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	June 30, 2010		Mar 31, 2010
Inventory	$1,336.2		$1,322.5
Cost of sales for the three months ended	925.0		837.4
	x 4		x 4
Annualized cost of sales	$3,700.0		$3,349.6

Inventory turns	2.77	x	2.53	x
	365 days		365 days
Days Inventory	132 days		144 days

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss)/Income from Operations to Net Sales.

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet.  It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health.  Total capitalization as of June 30, 2010 is defined as the sum of:

·	Total Terex Corporation stockholders’ equity; and
·	Debt (as defined above);
·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,881.1
Debt (as defined above)	1,960.8
Less: Cash and cash equivalents	(1,513.6)
Total Capitalization	$2,328.3

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Second Quarter Net Sales	$1,079.9
x	4
Trailing Three Month Annualized Net Sales	$4,319.6

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable.  The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.  As of June 30, 2010, working capital was:

Inventories	$1,336.2
Trade Receivables, net	669.4
Less: Trade Accounts Payable	(604.7)
Total Working Capital	$1,400.9

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com